PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-96063
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                           [HOLDRS B2B INTERNET LOGO]


                        1,000,000,000 Depositary Receipts
                         B2B Internet HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the B2B Internet HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of B2B Internet HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                                  Primary
                                                                                  Share           Trading
                          Name of Company(1)                       Ticker        Amounts           Market
           ----------------------------------------------          ------        -------           ------
           Agile Software Corporation                               AGIL             4             NASDAQ
           Ariba, Inc.                                              ARBA          3.458333         NASDAQ
           CheckFree Corporation                                    CKFR             4             NASDAQ
           Internet Capital Group, Inc.                             ICGE            0.75           NASDAQ
           VerticalNet, Inc. (2)                                    VERTD       0.085714286        NASDAQ

(1) Effective May 15, 2006, as a result of the merger of Pegasus Solutions Inc. (NASDAQ ticker "PEGS") and Prides Capital Partners, LLC, Pegasus Solutions Inc. is no longer an underlying constituent of the Business to Business HOLDRS Trust. For the 2 shares of Pegasus Solutions Inc. per 100 shares round lot of Business to Business HOLDRS, The Bank of New York received $19.00. The Bank of New York distributed the cash on May 17, 2006 at a rate of $0.19 per depositary share of "BHH", less custody fees.

(2) The quantity of shares of Verticalnet Inc. (Ticker Symbol "VERT") represented by each 100 share round lot of Business to Business HOLDRS decreased to 0.08571428571 shares (from 0.6) due to the 1 for 7 reverse stock split of Verticalnet Inc. Effective June 12, 2006 Verticalnet Inc. began trading under NASDAQ ticker "VERTD."

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transaction.

            The date of this prospectus supplement is June 30, 2006.